FOR IMMEDIATE RELEASE 101 Main St. P.O. Box 1628 Lafayette, IN 47902 (765) 742-1064	FOR FURTHER INFORMATION CONTACT: Randolph F. Williams President/CEO (765) 742-1064 Fax: (765) 429-5932 www.LSBANK.com lsbmail@LSBANK.com

Lafayette, Ind. - Tuesday, September 21, 2004

LSB Financial Corp. Announces Payment of Stock Dividend

          (Nasdaq: LSBI). The Board of Director's of LSB Financial Corp., the holding company of Lafayette Savings Bank, FSB, announced today the declaration of a 5% stock dividend payable on October 29, 2004 to shareholders of record as of October 8, 2004. Under the terms of this stock dividend, LSB Financial Corp.'s shareholders will receive a dividend of one share for every 20 shares held on the record date. Fractional shares will be rounded up and paid as a whole share.

          The Company anticipates that the outstanding shares of stock after the dividend will be increased from approximately 1,366,376 to approximately 1,434,876.

          LSB President and CEO Randolph F. Williams stated, "We are pleased with the continued growth in earnings per share. As a community bank, we offer competitive products in a local, service oriented environment, allowing us to reward both our customers and shareholders for the confidence they have placed with us. We believe the stock dividend should increase the common stock's liquidity making it more attractive to purchase, ultimately maximizing long term shareholder value.

          The closing market price of LSB stock on September 20, 2004 was $24.50 per share as reported by the NASDAQ stock market.

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